Exhibit 107

Calculation of Filing Fee Tables

Form 424(b)(5)

(Form Type)

Sage Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, $0.0001 par value per share	Rule 457(o) and Rule 457(r)	(1)	(1)	$250,000,000 (1)	0.00014760	$36,900 (1)

Fees Previously Paid	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—

	Total Offering Amounts					$250,000,000	—	$36,900

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$36,900

(1)

The registration fee is calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended, or the Securities Act, based on the proposed maximum aggregate offering price. This “Calculation of Filing Fee Tables” table shall be deemed to update the “Calculation of Registration Fee” table in the registrant’s Registration Statement on Form S-3ASR (File No. 333-261708) in accordance with Rules 456(b) and 457(r) under the Securities Act.